Exhibit 99.1

RPM Reports Record Fiscal 2025 First-Quarter Results

•	Record first-quarter net income of $227.7 million, record diluted EPS of $1.77, and record EBIT of $303.9 million

•	Record first-quarter adjusted diluted EPS of $1.84 increased 12.2% over prior year and record adjusted EBIT increased 6.3% to $328.3 million

•	First-quarter net sales of $1.97 billion, down 2.1% from the prior year

•	Strong first-quarter cash provided by operating activities of $248.1 million

•	Fiscal 2025 second-quarter outlook calls for flat sales growth and mid-single digit adjusted EBIT growth

•	Fiscal 2025 full-year outlook is unchanged with revenue growth of low-single digits and adjusted EBIT growth of mid-single digits to low-double digits

MEDINA, OH – October 2, 2024 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported record financial results for its fiscal 2025 first quarter ended August 31, 2024.

Frank C. Sullivan, RPM chairman and CEO said, “By executing well on things within our control, our associates navigated a mixed economic backdrop to generate record adjusted EBIT for the 11th consecutive quarter. This included continued implementation of MAP 2025 operational improvement initiatives, and leveraging our portfolio of products, services, and entrepreneurial culture to capture growth opportunities where they existed. Our Construction Products and Performance Coatings groups both generated organic growth, and our Specialty Products and Consumer groups expanded adjusted EBIT margins despite continued weakness in end markets tied to housing. In addition to record profitability, MAP 2025 initiatives allowed us to continue making structural improvements to working capital that sustained our trend of strong cash flow generation.”

First-Quarter 2025 Consolidated Results

Consolidated

	Three Months Ended
$in 000s except per share data	August 31,	August 31,
	2024	2023	$ Change	% Change
Net Sales	$1,968,789	$2,011,857	$(43,068)	(2.1%)
Net Income Attributable to RPM Stockholders	227,692	201,082	26,610	13.2%
Diluted Earnings Per Share (EPS)	1.77	1.56	0.21	13.5%
Income Before Income Taxes (IBT)	290,451	269,154	21,297	7.9%
Earnings Before Interest and Taxes (EBIT)	303,859	288,533	15,326	5.3%
Adjusted EBIT(1)	328,342	309,014	19,328	6.3%
Adjusted Diluted EPS(1)	1.84	1.64	0.20	12.2%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

Volume growth at CPG and PCG and slightly positive overall pricing were more than offset by foreign currency translation headwinds and volume declines at Consumer Group and SPG. Volume growth was strongest at businesses that were positioned to serve new high-performance building projects and renovations, while volumes were weaker at businesses with exposure to residential end markets.

Geographically, sales declined modestly in North America, while European sales declined due to a soft economic environment, foreign currency translation headwinds and divestitures. Emerging markets faced foreign currency translation headwinds, particularly in Latin America, although Asia / Pacific and Africa / Middle East still grew sales, aided by spending on infrastructure and high-performance building projects.

Sales included a 0.9% organic decline, a 0.1% decline from divestitures net of acquisitions, and a 1.1% decline from foreign currency translation.

Selling, general and administrative expenses decreased as MAP 2025-enabled actions to streamline expenses were partially offset by targeted investments in growth initiatives.

Fiscal 2025 first-quarter adjusted EBIT was a record, driven by MAP 2025, including the commodity cycle recovery, plant consolidations and SG&A streamlining; and improved fixed-cost leverage at businesses with volume growth. In Europe, a focused strategy to leverage MAP 2025 initiatives improved profitability in the region, despite a sales decline.

Record first-quarter adjusted diluted EPS, grew at a faster rate than adjusted EBIT, and was driven by reduced interest expense from debt paydowns of $453.1 million over the last 12 months.

First-Quarter 2025 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$in 000s	August 31,	August 31,
	2024	2023	$ Change	% Change
Net Sales	$793,991	$782,789	$11,202	1.4%
Income Before Income Taxes	156,998	140,452	16,546	11.8%
EBIT	157,464	143,848	13,616	9.5%
Adjusted EBIT(1)	159,904	144,597	15,307	10.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG achieved record first-quarter sales led by turnkey roofing systems and wall systems serving both new high-performance construction projects and renovations. This growth is in addition to strong results in the prior-year period when sales increased 10.8%.

Sales included 2.2% organic growth, 0.4% growth from acquisitions, and a 1.2% decline from foreign currency translation.

Record first-quarter adjusted EBIT was driven by improved fixed-cost leverage from volume growth, MAP 2025 benefits, and a focus on selling higher margin products and services.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

Performance Coatings Group

	Three Months Ended
$in 000s	August 31,	August 31,
	2024	2023	$ Change	% Change
Net Sales	$371,759	$378,513	$(6,754)	(1.8%)
Income Before Income Taxes	64,292	44,821	19,471	43.4%
EBIT	63,819	43,697	20,122	46.0%
Adjusted EBIT(1)	64,592	59,051	5,541	9.4%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

PCG achieved positive first-quarter organic sales led by the flooring business, which benefited from its focus on maintenance and restoration, and specified solutions for high-performance new construction projects. Emerging markets also contributed to growth. Organic growth was more than offset by the prior divestiture of a non-core European service business and foreign currency translation.

Sales included 1.8% organic growth, a 2.0% decline from divestitures, and a 1.6% decline from foreign currency translation.

Record first-quarter adjusted EBIT was driven by MAP 2025 benefits and improved fixed-cost leverage from higher volumes.

Specialty Products Group

	Three Months Ended
$in 000s	August 31,	August 31,
	2024	2023	$ Change	% Change
Net Sales	$174,565	$180,951	$(6,386)	(3.5%)
Income Before Income Taxes	15,203	16,397	(1,194)	(7.3%)
EBIT	15,290	16,298	(1,008)	(6.2%)
Adjusted EBIT(1)	18,112	17,894	218	1.2%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

SPG’s first-quarter sales decline was driven by soft specialty residential OEM end-market demand and a decline in the disaster restoration businesses as high customer inventories muted the impact of storm activity during the quarter. Partially offsetting this decline, food coatings and additives generated growth from new business wins and a small acquisition made during the quarter.

Sales included a 4.8% organic decline and 1.3% growth from an acquisition.

First-quarter adjusted EBIT increased as a result of MAP 2025 benefits, partially offset by underabsorption from lower volumes.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

Consumer Group

	Three Months Ended
$in 000s	August 31,	August 31,
	2024	2023	$ Change	% Change
Net Sales	$628,474	$669,604	$(41,130)	(6.1%)
Income Before Income Taxes	108,150	131,829	(23,679)	(18.0%)
EBIT	108,407	131,079	(22,672)	(17.3%)
Adjusted EBIT(1)	116,214	121,167	(4,953)	(4.1%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s first-quarter sales decline was driven by weaker DIY takeaway at retail stores, customer destocking and the rationalization of lower-margin products. This was partially offset by growth in international markets, which benefited from successful targeted marketing campaigns.

Sales included a 5.0% organic decline and a 1.1% decline from foreign currency translation.

Although first-quarter adjusted EBIT declined due to lower sales and unfavorable fixed-cost absorption from lower volumes, adjusted EBIT margin expanded, driven by MAP 2025 benefits and the rationalization of lower-margin products.

Cash Flow and Financial Position

During the first three months of fiscal 2025:

•

Cash provided by operating activities was $248.1 million, driven by improved profitability and working capital efficiency, both of which were enabled by MAP 2025 initiatives. This compares to $359.2 million in the prior-year period when there was a large working capital release from internal destocking initiatives.

•	Operating working capital as a percentage of sales improved by 250 basis points to 22.7% compared to 25.2% in the prior-year period, driven by MAP 2025 working capital efficiency initiatives.

•

Capital expenditures were $50.7 million compared to $52.2 million during the prior-year period. This includes investments in a new production facility in Belgium that is expected to open in the second quarter of fiscal 2025. It will be managed by SPG, supply resins to all four segments and external customers, and serve to improve supply chain resiliency and lower costs.

•	The company returned $76.4 million to stockholders through cash dividends and share repurchases.

As of August 31, 2024:

•	Total debt was $2.05 billion compared to $2.51 billion a year ago, with the $453.1 million reduction driven by improved cash flow being used to repay higher-cost debt.

•	Total liquidity, including cash and committed revolving credit facilities, was $1.44 billion, compared to $1.23 billion a year ago.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

Business Outlook

“The economic outlook for the second quarter remains mixed with continued growth in high-performance building construction and renovation, and softness in residential end markets. While we are optimistic that lower interest rates will eventually lead to a rebound in residential markets, it is too early to say precisely when growth will return. As we have demonstrated, no matter the economic backdrop, we will focus on controlling what we can, including executing on MAP 2025 initiatives to leverage the power of RPM to capture growth opportunities, expand margins and structurally improve cash flow,” Sullivan concluded.

The company expects the following in the fiscal 2025 second quarter:

•	Consolidated sales to be flat compared to prior-year record results.

•	CPG sales to increase in the low-single-digit percentage range compared to prior-year record results.

•	PCG sales to be flat compared to prior-year record results.

•	SPG sales to decline in the low-single-digit percentage range compared to prior-year results.

•	Consumer Group sales to decline in the low-single-digit percentage range compared to prior-year results.

•	Consolidated adjusted EBIT to increase in the mid-single-digit percentage range compared to prior-year record results.

The company outlook for full-year fiscal 2025 remains unchanged with:

•	Consolidated sales increasing in the low-single-digit percentage range compared to prior-year record results.

•	Consolidated adjusted EBIT increasing in the mid-single- to low-double-digit percentage range compared to prior-year record results.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from October 2, 2024, until October 9, 2024. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 5577742. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company is ranked on the Fortune 500® and employs approximately 17,200 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

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Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our second-quarter fiscal 2025 or full-year fiscal 2025 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Use of Key Performance Indicator Metric

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use the key performance indicator (“KPI”) metric of operating working capital as a percentage of sales, which is defined as the net amount of net trade accounts receivable plus inventories less accounts payable, all divided by trailing twelve-month net sales. We evaluate the working capital investment needs of our business to support current operations as well as future changes in business activity. For that reason, we believe operating working capital as a percentage of sales is also useful to investors as a metric in their investment decisions.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global and regional markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, and the risks of failing to meet any other objectives of our improvement plans; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to a public health crisis similar to the Covid pandemic; (l) risks related to acts of war similar to the Russian invasion of Ukraine; (m) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (n) risks related to our or our third parties’ use of technology including artificial intelligence, data breaches and data privacy violations; (o) the shift to remote work and online purchasing and the impact that has on residential and commercial real estate construction; and (p) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2024, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this press release.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2024	2023
Net Sales	$1,968,789	$2,011,857
Cost of Sales	1,132,116	1,183,240

Gross Profit	836,673	828,617
Selling, General & Administrative Expenses	526,146	531,032
Restructuring Expense	7,202	6,498
Interest Expense	24,434	31,818
Investment (Income), Net	(11,026)	(12,439)
Other (Income) Expense, Net	(534)	2,554

Income Before Income Taxes	290,451	269,154
Provision for Income Taxes	61,897	67,841

Net Income	228,554	201,313
Less: Net Income Attributable to Noncontrolling Interests	862	231

Net Income Attributable to RPM International Inc. Stockholders	$227,692	$201,082

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.78	$1.57

Diluted	$1.77	$1.56

Average shares of common stock outstanding - basic	127,691	127,633

Average shares of common stock outstanding - diluted	128,420	128,771

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2024	2023
Net Sales:
CPG Segment	$793,991	$782,789
PCG Segment	371,759	378,513
SPG Segment	174,565	180,951
Consumer Segment	628,474	669,604

Total	$1,968,789	$2,011,857

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$156,998	$140,452
Interest (Expense), Net (b)	(466)	(3,396)

EBIT (c)	157,464	143,848
MAP initiatives (d)	2,440	749

Adjusted EBIT	$159,904	$144,597

PCG Segment
Income Before Income Taxes (a)	$64,292	$44,821
Interest Income, Net (b)	473	1,124

EBIT (c)	63,819	43,697
MAP initiatives (d)	773	15,354

Adjusted EBIT	$64,592	$59,051

SPG Segment
Income Before Income Taxes (a)	$15,203	$16,397
Interest (Expense) Income, Net (b)	(87)	99

EBIT (c)	15,290	16,298
MAP initiatives (d)	3,059	2,719
(Gain) on sale of a business (e)	(237)	(1,123)

Adjusted EBIT	$18,112	$17,894

Consumer Segment
Income Before Income Taxes (a)	$108,150	$131,829
Interest (Expense) Income, Net (b)	(257)	750

EBIT (c)	108,407	131,079
MAP initiatives (d)	7,807	380
Business interruption insurance recovery (f)	—	(10,292)

Adjusted EBIT	$116,214	$121,167

Corporate/Other
(Loss) Before Income Taxes (a)	$(54,192)	$(64,345)
Interest (Expense), Net (b)	(13,071)	(17,956)

EBIT (c)	(41,121)	(46,389)
MAP initiatives (d)	10,641	12,694

Adjusted EBIT	$(30,480)	$(33,695)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$290,451	$269,154
Interest (Expense)	(24,434)	(31,818)
Investment Income, Net	11,026	12,439

EBIT (c)	303,859	288,533
MAP initiatives (d)	24,720	31,896
(Gain) on sale of a business (e)	(237)	(1,123)
Business interruption insurance recovery (f)	—	(10,292)

Adjusted EBIT	$328,342	$309,014

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $7.2 million and $6.5 million for the period ended August 31, 2024 and August 31, 2023 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the increase in our allowance for doubtful accounts as a result of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

•

Exited product lines: Reflects inventory write-offs in the prior year related to the discontinuation of certain product lines within our SPG segment. This resulted from ongoing product line rationalization efforts in connection with our MAP initiatives and were recorded within “Cost of Sales”.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, including Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within our Corporate/Other segment.

Included below is a reconciliation of the TOTAL CONSOLIDATED MAP initiatives.

	Three Months Ended
	August 31,	August 31,
	2024	2023
Restructuring and other related expense, net	$10,754	$16,427
Exited product line	—	47
ERP consolidation plan	4,944	3,143
Professional fees	9,022	12,279

MAP initiatives	$24,720	$31,896

(e)	Reflects gains associated with post-closing adjustments for the sale of the non-core furniture warranty business in the SPG segment in fiscal 2023 which have been recorded in “SG&A”.
(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2024	2023
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.77	$1.56
MAP initiatives (d)	0.15	0.19
(Gain) on sale of a business (e)	—	(0.01)
Business interruption insurance recovery (f)	—	(0.06)
Investment returns (g)	(0.03)	(0.04)
Income tax adjustment (h)	(0.05)	—

Adjusted Earnings per Diluted Share (i)	$1.84	$1.64

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $7.2 million and $6.5 million for the period ended August 31, 2024 and August 31, 2023 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the increase in our allowance for doubtful accounts as a result of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

•

Exited product lines: Reflects inventory write-offs in the prior year related to the discontinuation of certain product lines within our SPG segment. This resulted from ongoing product line rationalization efforts in connection with our MAP initiatives and were recorded within “Cost of Sales”.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, including Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within our Corporate/Other segment.

(e)	Reflects gains associated with post-closing adjustments for the sale of the non-core furniture warranty business in the SPG segment in fiscal 2023 which have been recorded in “SG&A”.
(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

(g)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(h)	U.S. Foreign tax credits recognized as a result of global cash redeployment and debt optimization projects executed during the quarter.
(i)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2024	August 31, 2023	May 31, 2024
Assets
Current Assets
Cash and cash equivalents	$231,555	$240,586	$237,379
Trade accounts receivable	1,393,283	1,475,470	1,468,208
Allowance for doubtful accounts	(49,106)	(56,584)	(48,763)

Net trade accounts receivable	1,344,177	1,418,886	1,419,445
Inventories	1,003,459	1,117,441	956,465
Prepaid expenses and other current assets	319,107	335,065	282,059

Total current assets	2,898,298	3,111,978	2,895,348

Property, Plant and Equipment, at Cost	2,568,792	2,372,532	2,515,847
Allowance for depreciation	(1,219,084)	(1,127,209)	(1,184,784)

Property, plant and equipment, net	1,349,708	1,245,323	1,331,063

Other Assets
Goodwill	1,315,790	1,300,833	1,308,911
Other intangible assets, net of amortization	504,562	541,994	512,972
Operating lease right-of-use assets	365,972	324,655	331,555
Deferred income taxes	36,563	19,907	33,522
Other	178,982	170,587	173,172

Total other assets	2,401,869	2,357,976	2,360,132

Total Assets	$6,649,875	$6,715,277	$6,586,543

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$693,519	$684,075	$649,650
Current portion of long-term debt	6,779	6,885	136,213
Accrued compensation and benefits	180,785	170,333	297,249
Accrued losses	32,440	28,753	32,518
Other accrued liabilities	369,060	378,601	350,434

Total current liabilities	1,282,583	1,268,647	1,466,064

Long-Term Liabilities
Long-term debt, less current maturities	2,045,387	2,498,426	1,990,935
Operating lease liabilities	316,064	279,632	281,281
Other long-term liabilities	234,368	287,087	214,816
Deferred income taxes	119,946	98,649	121,222

Total long-term liabilities	2,715,765	3,163,794	2,608,254

Total liabilities	3,998,348	4,432,441	4,074,318

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 128,702; 128,962; 128,629)	1,287	1,290	1,286
Paid-in capital	1,156,977	1,133,941	1,150,751
Treasury stock, at cost	(897,686)	(812,041)	(864,502)
Accumulated other comprehensive (loss)	(540,590)	(593,189)	(537,290)
Retained earnings	2,929,439	2,551,142	2,760,639

Total RPM International Inc. stockholders’ equity	2,649,427	2,281,143	2,510,884
Noncontrolling interest	2,100	1,693	1,341

Total equity	2,651,527	2,282,836	2,512,225

Total Liabilities and Stockholders’ Equity	$6,649,875	$6,715,277	$6,586,543

RPM Reports Results for Fiscal 2025 1st Quarter

October 2, 2024

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2024	2023
Cash Flows From Operating Activities:
Net income	$228,554	$201,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,185	43,539
Deferred income taxes	(4,646)	2,295
Stock-based compensation expense	6,226	9,118
Net (gain) on marketable securities	(5,971)	(6,451)
Net loss on sales of assets and businesses	—	3,263
Other	(70)	5,100
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	78,011	87,712
(Increase) decrease in inventory	(43,991)	22,281
(Increase) in prepaid expenses and other current and long-term assets	(37,620)	(14,277)
Increase in accounts payable	52,152	18,840
(Decrease) in accrued compensation and benefits	(116,792)	(88,460)
(Decrease) increase in accrued losses	(123)	2,211
Increase in other accrued liabilities	46,144	72,726

Cash Provided By Operating Activities	248,059	359,210

Cash Flows From Investing Activities:
Capital expenditures	(50,742)	(52,201)
Acquisition of businesses, net of cash acquired	(6,223)	(4,026)
Purchase of marketable securities	(11,394)	(16,235)
Proceeds from sales of marketable securities	4,188	9,443
Other	90	1,502

Cash (Used For) Investing Activities	(64,081)	(61,517)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	37,807	852
Reductions of long-term and short-term debt	(131,809)	(193,085)
Cash dividends	(58,892)	(54,065)
Repurchases of common stock	(17,500)	(12,500)
Shares of common stock returned for taxes	(15,396)	(14,833)
Other	(162)	(712)

Cash (Used For) Financing Activities	(185,952)	(274,343)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,850)	1,449

Net Change in Cash and Cash Equivalents	(5,824)	24,799
Cash and Cash Equivalents at Beginning of Period	237,379	215,787

Cash and Cash Equivalents at End of Period	$231,555	$240,586